Exhibit 10.2

Brighthouse Financial, Inc. 2017 Non-

Management Director Stock

Compensation Plan

(Effective August 9, 2017)

Brighthouse Financial, Inc. 2017 Non-Management Director Stock Compensation Plan

Article 1. Establishment, Purpose, and Duration

1.1 Establishment of the Plan. Brighthouse Financial, Inc., a Delaware corporation (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as the Brighthouse Financial, Inc. 2017 Non-Management Director Stock Compensation Plan (hereinafter referred to as the “Plan”), as set forth in this document.

The Plan permits the grant of Options, Restricted Stock, Restricted Stock Units, and Stock-Based Awards.

The Plan shall become effective on the date the Board approves the Plan (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.

1.2 Purpose of the Plan. The purpose of the Plan is to promote the long-term interests of the Company and its shareholders by strengthening the Company’s ability to attract, motivate, and retain well qualified individuals as Non-Management Directors of the Company upon whose judgment, initiative, and efforts the financial success and growth of the business of the Company largely depend, and to provide an additional incentive for such individuals through stock ownership and other rights that promote and recognize the financial success and growth of the Company and create value for shareholders.

1.3 Duration of the Plan. The Plan shall commence as of the Effective Date and shall remain in effect until all Shares subject to the Plan have been purchased or acquired according to the Plan’s provisions, subject to the right of the Committee or the Board to amend or terminate the Plan at any time pursuant to Article 11 herein.

Article 2. Definitions

Whenever used in the Plan, the following terms shall have the meaning set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1	“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act, with reference to the Company, and shall also include any corporation, partnership, joint venture, limited liability company, or other entity in which the Company owns, directly or indirectly, at least fifty percent (50%) of the total combined Voting Power of such corporation or of the capital interest or profits interest of such partnership or other entity.

2.2	“Award” means, individually or collectively, a grant of Options, Restricted Stock, Restricted Stock Units, or Stock-Based Awards, in each case under and subject to the terms of this Plan.

2.3	“Award Agreement” means either (i) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to Awards granted under this Plan; or (ii) a written statement issued by the Company to a Participant describing the terms and provisions of such Award. In either case, such writing may take electronic form.

2.4	“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.5	“Board” or “Board of Directors” means the Board of Directors of the Company.

2.6	“Cause” means an act or failure to act that constitutes cause for removal of a director under applicable Delaware law.

2.7	“Change of Control” shall occur if any of the following events occur after the Effective Date:

(i) Any Person acquires (other than directly from the Company) Beneficial Ownership, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined Voting Power of the Company’s securities;

(ii) Within any twenty-four (24) month period, the individuals who were Directors of the Company at the beginning of such period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors or the Board of Directors of any successor to the Company; provided, that any Director elected or nominated for election to the Board by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this Section 2.7(ii); provided, further, notwithstanding the foregoing, that no individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of Directors of the Company or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of any agreement intended to avoid or settle any such election contest or solicitation of proxies or consents, shall be considered an Incumbent Director for purposes of this Section 2.7(ii); or

(iii) The shareholders of the Company approve a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company which is consummated (a “Corporate Event”), and immediately following the consummation of which the shareholders of the Company immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the Voting Power of (i) in the case of a merger or consolidation, the surviving or resulting corporation, (ii) in the case of a share exchange, the acquiring corporation, or (iii) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than thirty percent (30%) of the consolidated assets of the Company immediately prior to such Corporate Event.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the combined Voting Power of the Company’s securities as a result of acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of securities over which such Person has Beneficial Ownership; provided, that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional securities that increase the then outstanding combined Voting Power of the Company’s securities Beneficially Owned by such Subject Person, then a Change of Control shall occur.

2.8	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

2.9	“Committee” means the Board or, solely to the extent the Board has delegated its responsibility to fix the amount which a Non-Management Director shall be entitled to receive as compensation for such Director’s services to a committee of the Board of the Board of Directors, such committee of the Board of Directors, its successor committee of the Board, or any other duly authorized committee of the Board appointed by the Board to administer the Plan.

2.10	“Company” means Brighthouse Financial, Inc., a Delaware corporation, and any successor thereto as provided in Article 13 herein.

2.11	“Director” means any individual who is a member of the Board of Directors of the Company.

2.12	“Disability” means a total and permanent disability as defined in Section 22(e)(3) of the Code.

2.13	“Effective Date” means August 9, 2017.

2.14	“Employee” means any employee of the Company or an Affiliate.

2.15	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.16	“Fair Market Value” or “FMV” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share on the National Association of Securities Dealers Automated Quotations or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Such definition(s) of FMV shall be specified in each Award Agreement and may differ depending on whether FMV is in reference to the grant, exercise, vesting, settlement, or payout of an Award. If, however, the accounting standards used to account for equity awards granted to Participants are substantially modified subsequent to the Effective Date of the Plan, the Committee shall have the ability to determine an Award’s FMV based on the relevant facts and circumstances. If Shares are not traded on an established stock exchange, FMV shall be determined by the Committee based on objective criteria.

2.17	“Non-Management Director” means a Director who is not an Employee.

2.18	“Option” means the conditional right to purchase Shares at a stated Option Price for a specified period of time, subject to the terms of this Plan. Each Option shall be a Nonqualified Stock Option, in that no Option shall be an Incentive Stock Option intended to meet the requirements of Section 422 of the Code.

2.19	“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option, as determined by the Committee.

2.20	“Participant” means a Non-Management Director who has received an Award, or who has an outstanding Award granted under the Plan.

2.21	“Period of Restriction” means the period when an Award of Restricted Stock or Restricted Stock Unit is subject to forfeiture based on the passage of time, the achievement of performance goals, and/or upon the occurrence of other events as determined by the Committee, in its discretion.

2.22	“Restricted Stock” means an Award of Shares subject to a Period of Restriction, granted under Article 7 herein and subject to the terms of this Plan.

2.23	“Restricted Stock Unit” means an Award denominated in units subject to a Period of Restriction, granted under Article 7 herein and subject to the terms of this Plan.

2.24	“Retirement” means a Non-Management Director’s retirement from the Board pursuant to any Non-Management Director retirement policy that the Company may adopt from time to time.

2.25	“Share” means a share of common stock of the Company, $.01 par value per Share.

2.26	“Stock-Based Award” means an equity-based or equity-related Award granted under Article 8 herein and subject to the terms of this Plan, and not otherwise described by the terms of this Plan.

2.27	“Voting Power” shall mean such number of Voting Securities as shall enable the holders thereof to cast all the votes which could be cast in an annual election of directors of a company.

2.28	“Voting Securities” shall mean all securities entitling the holders thereof to vote in an annual election of directors of a company.

Article 3. Administration

3.1 General. The Committee and/or its delegate shall engage in administrative determinations. All actions taken and all interpretations and determinations made by the Committee or its delegate shall be final, conclusive, and binding upon the Participants, the Company, and all other interested parties.

3.2 Authority of the Committee. The Committee and/or its delegate shall have the ability to interpret the terms and the intent of the Plan and any Award Agreement or other agreement ancillary to or in connection with the Plan, and to adopt such rules, regulations, and guidelines for administering the Plan as the Committee may deem necessary or proper. However, only the Committee can establish all Award terms and conditions and, subject to Article 11 and Section 6.3, adopt modifications and amendments to the Plan or any Award Agreement. Likewise, only the Committee can grant Awards under this Plan.

3.3 Delegation. The Committee may delegate to one or more of its members or to one or more Directors or officers of the Company or its Affiliates, or to any other individual(s) such administrative duties or powers as it may deem advisable, and the Committee or any individual to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individual may have under the Plan.

Article 4. Shares Subject to the Plan and Maximum Awards

4.1 Number of Shares Available for Awards. Subject to adjustment as provided in Section 4.2 herein, the number of Shares hereby reserved for issuance to Participants under the Plan shall be four hundred thousand (400,000) (such total number of shares, including any adjustment, the “Total Share Authorization”). Any Shares issued in connection with any Award shall be counted against the limit as one (1) Share for every one (1) Share issued.

Awards that are not settled in Shares shall not reduce any of the Total Share Authorization. If any Option granted under this Plan expires, terminates or is canceled for any reason without having been exercised in full, the number of Shares underlying such unexercised Option shall again be available for the purposes of Awards under this Plan. If any Shares of Restricted Stock, Restricted Stock Units or Stock-Based Award granted under this Plan to a Participant are forfeited or repurchased by the Company for any reason, the number of forfeited or repurchased Shares of Restricted Stock, or Shares underlying any Restricted Stock Unit or Stock-Based Award shall again be available for the purposes of Awards under this Plan.

Notwithstanding anything else herein, (i) the total number of Options or other Award (subject to exercise) that have been exercised, regardless of whether any of the Shares underlying such Awards are not actually issued to the Participant as the result of a net settlement, (ii) any Shares used to pay any exercise price on any Award granted under the Plan that is subject to exercise (including, without limitation, any Options or other Stock-Based Awards (subject to exercise)) and (iii) any Shares used to satisfy tax withholding obligation with respect to any and all Awards granted under the Plan, shall in each case be counted against the Total Share Authorization and shall no longer be available for purposes of granting Awards under this Plan. In addition, Shares repurchased by the Company on the open market using proceeds from the exercise of any Award shall not increase the Total Share Authorization available for future grant of Awards hereunder.

The maximum number of Shares available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as Restricted Stock or Restricted Stock Units. The Shares available for issuance under the Plan may be authorized and unissued Shares or treasury Shares.

The maximum aggregate number of Shares that may be granted in any one calendar year to any one Participant under the Plan shall be that number of Shares with an aggregate Fair Market Value on the grant date equal to two million dollars ($2,000,000). The limitation in this section shall be applied in the context of Options by using the value of one-third (1/3) the number of Shares the Participant may acquire upon exercise as the value of such Option and, with respect to all other awards, by using the value of the maximum number of Shares that the Participant may receive as a result of the grant. The dollar value limit in this section shall be adjusted for inflation, as reasonably determined by the Committee, from the date the Company’s shareholders approve the Plan to the date the Share is granted.

4.2 Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, extraordinary dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of securities, exchange of securities, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under the Plan, the number and kind of Shares subject to outstanding Awards, the Option Price applicable to outstanding Awards, the annual Participant Share Award limit, and any other value determinations applicable to outstanding Awards or to this Plan. The Committee shall also make appropriate adjustments in the terms of any Awards under the Plan to reflect, or related to, such changes or distributions and may modify any other terms of outstanding Awards. The determination of the Committee as to the foregoing adjustments, if any, shall be final, conclusive, and binding on Participants under the Plan.

Subject to the provisions of Article 11 and any applicable law or regulatory requirement, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance, assumption, substitution, or conversion of Awards under this Plan in connection with any such corporate event or transaction upon such terms and conditions as it may deem appropriate.

4.3 Minimum Restriction and Vesting Period. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award of Restricted Stock, Restricted Stock Units, or Stock-Based Award which by its terms does not require the recipient of the Award to pay a per share exercise price or purchase price equal to the Fair Market Value of the underlying Common Stock at the grant date (collectively, “Full-Value Awards”), (i) the Period of Restriction with respect to any such Award of Restricted Stock or Restricted Stock Units and (ii) the vesting period with respect to any such other Stock-Based Award that is payable in shares of Common Stock shall be no less than (x) with respect to any Award granted as of the date of annual meeting (or a pro-rated award granted to a newly elected director following the date of any annual meeting), the period of service from the date of grant until the next annual meeting or (y) in the case of any other Award, one (1) year, if the lapsing of restrictions or vesting of the Full-Value Award is based solely on the continued performance of services by the Participant; provided, that, subject to the terms of the Plan, the Committee may (at the time of grant or thereafter) provide for the earlier lapsing of restrictions or the vesting of the Full-Value Award in the event of a Change of Control or a Participant’s death, Disability or Retirement; and provided further, that, subject to the limitations set forth in Section 4.1, Full-Value Awards with respect to up to five percent (5%) of the Total Share Authorization may be granted that are not subject to the foregoing limitation.

Article 5. Eligibility and Participation

5.1 Eligibility. Individuals eligible to participate in the Plan include all Non-Management Directors.

5.2 Participation. Subject to the provisions of the Plan, the Committee from time to time may make Awards and determine in its discretion, the nature, terms, and amount of each Award.

Article 6. Stock Options

6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee in its discretion.

6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and any such other provisions as the Committee shall determine.

6.3 Option Price. The Option Price for each grant of an Option under this Plan shall be determined by the Committee and shall be specified in the Award Agreement. The Option Price may include an Option Price based (i) on one hundred percent (100%) of the FMV of the Shares on the date of grant, (ii) an Option Price that is set at a premium to the FMV of the Shares on the date of grant, or (iii) an Option Price that is indexed to (but in no event less than 100% of) the FMV of the Shares on the date of grant, with the index determined by the Committee in its discretion. Without the prior approval of the Company’s shareholders, except as provided in Section 11.2. Options issued under the Plan will not be repriced, replaced, or regranted through cancellation, by lowering the exercise price of a previously granted Option, or by the grant of another Award or payment in cash in substitution of such Options.

6.4 Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

6.5 Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and on the occurrence of such events, and be subject to such restrictions and conditions, as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

6.6 Payment for Options. Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

The Option Price upon exercise of any Option shall be payable to the Company in full in a form and method approved or accepted by the Committee in its sole discretion, including, without limitation, settling the portion of the Option then being exercised by the delivery of a net number of Shares having a value determined by the difference between the value of the underlying Shares and the Option Price of the Shares as to which the Option is being exercised, subject to such rules and regulations as the Committee may establish.

Subject to Section 6.7 and any governing rules or regulations, as soon as practicable after receipt of a notification of exercise and full payment, the Committee shall cause to be delivered to the Participant Share certificates, evidence of book entry Shares, or other evidence of Share ownership determined by the Company, in each case in an appropriate amount based upon the number of Shares purchased under the Option(s). Unless otherwise determined or accepted by the Committee, all payments in cash shall be paid in United States dollars.

6.7 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted pursuant to this Plan as it may deem advisable, including, without limitation, requiring the Participant to hold the Shares acquired pursuant to exercise for a specified period of time, or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed and/or traded.

6.8 Termination of Directorship. The following rules apply with regard to Options upon a Participant’s termination as a Non-Management Director:

(i) Termination due to Death, Disability, Retirement or Otherwise Ceasing to be a Non-Management Director. Upon a Participant’s termination as a Non-Management Director by reason of death, Disability, Retirement, resignation, failure to stand for reelection or failure to be reelected or otherwise, all outstanding Options that are exercisable at the time of such termination shall remain exercisable to the extent exercisable on the date of such termination by the Participant or, in the event of the Participant’s death or Disability, by the Participant’s legal representative, estate or by the person given authority to exercise such Options by the Participant’s will or by operation of law, at any time prior to the expiration of the stated term of such Option.

(ii) Except as provided herein or in Section 6.8(iii), no Options that were not exercisable as of the date of the Participant’s termination shall thereafter become exercisable upon a termination for any reason or no reason whatsoever, and such Options shall terminate and be cancelled upon a termination. Notwithstanding the foregoing, the Committee shall be authorized, in its sole discretion, at any time on or prior to the date of termination, to provide, based on such factors, if any, as the Committee may determine, that any outstanding Options that are not exercisable as of the date of termination shall thereafter continue to become exercisable in accordance with the terms of the Award Agreement as if a termination never occurred. Notwithstanding anything herein to the contrary, if a Participant’s termination is for Cause, all Options held by the Participant will immediately terminate and expire as of the date of termination.

(iii) All Options granted to a Participant and not previously exercisable shall become fully exercisable upon (a) the Participant’s death, Disability or Retirement or (b) a Change of Control, subject to Article 15 hereof. In addition, the Committee may accelerate the vesting and exercisability of any Option at any time at or after grant in whole or in part, based on such factors, if any, as the Committee shall determine, in its sole discretion.

6.9 Nontransferability of Options. Except for transfers without consideration for which the Committee may provide in a Participant’s Award Agreement or otherwise, each Option granted under this Article 6 may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided herein or otherwise by the Committee consistent with this Section 6.9, all Options granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant.

6.10 Dividends and Other Distributions. Holders of Options granted hereunder shall not be credited with dividends, dividend equivalents, or other additional rights or benefits on account of dividends declared or paid with respect to the underlying Shares, except as provided in Section 4.2.

Article 7. Restricted Stock and Restricted Stock Units

7.1 Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts and upon such terms as the Committee shall determine.

7.2 Restricted Stock or Restricted Stock Unit Agreement. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and any such other provisions as the Committee shall determine.

7.3 Nontransferability of Restricted Stock and Restricted Stock Units. Except for transfers without consideration for which the Committee may provide in a Participant’s Award Agreement or otherwise, each of the Shares of Restricted Stock and/or Restricted Stock Units granted under the Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction specified in the Award Agreement (and in the case of Restricted Stock Units until the date of delivery or other payment), or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion in the Award Agreement or otherwise. All rights with respect to the Restricted Stock and/or Restricted Stock Units granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant, except as otherwise provided herein or otherwise by the Committee consistent with this Section 7.3.

7.4 Other Restrictions. The Committee shall impose, in the Award Agreement or otherwise, such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon the lapse of restriction or vesting of such Restricted Stock or Restricted Stock Units.

To the extent deemed appropriate by the Committee subject to Section 14.4, the Company may retain any certificates issued to represent Shares of Restricted Stock, or Shares delivered in consideration of Restricted Stock Units, in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse, and may make appropriate notations in any book entry register of the restrictions on transferability and potential for forfeiture.

Except as otherwise provided in this Article 7, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse, and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion, shall determine.

7.5 Certificate Legend. In addition to any legends placed on certificates pursuant to Section 7.4 herein, each certificate representing Shares of Restricted Stock granted pursuant to the Plan may bear a legend such as the following (or legend of similar effect determined by the Committee):

The sale or other transfer of the Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Brighthouse Financial, Inc. 2017 Non-Management Director Stock Compensation Plan, and in the associated Award Agreement. A copy of the Plan and such Award Agreement may be obtained from Brighthouse Financial, Inc.

7.6 Voting Rights. To the extent required by law, Participants holding Shares of Restricted Stock granted hereunder shall be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

7.7 Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock or Restricted Stock Units granted hereunder may, if the Committee so determines, be credited with dividends paid with respect to the underlying Shares or dividend equivalents while they are so held in a manner determined by the Committee in its sole discretion, provided that any dividends, dividend equivalents, or other distributions shall be withheld until the end of the Period of Restriction with respect to such Restricted Stock or Restricted Stock Units. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, Shares, Restricted Stock, or Restricted Stock Units.

7.8 Termination of Directorship. The following rules apply with regard to Restricted Stock and Restricted Stock Units upon a Participant’s termination as a Non-Management Director:

(i) All unvested Restricted Stock or Restricted Stock Units granted to a Participant shall become fully vested upon (a) the Participant’s death, Disability or Retirement or (b) a Change of Control, subject to Article 15 hereof. In addition, the Committee may accelerate the vesting of any unvested Restricted Stock or Restricted Stock Units at any time at or after grant in whole or in part, based on such factors, if any, as the Committee shall determine, in its sole discretion.

(ii) Except as otherwise provided herein, Restricted Stock or Restricted Stock Units that are not vested as of the date of a Participant’s termination for any reason shall terminate and be forfeited in their entirety as of the date of such termination. Notwithstanding the foregoing, the Committee shall be authorized, in its sole discretion, at any time on or prior to the date of termination, to provide, based on such factors as the Committee may determine, in its sole discretion, that any Restricted Stock or Restricted Stock Units that are not vested as of the date of termination shall thereafter continue to vest in accordance with the original terms set forth in the Award Agreement as if a termination never occurred. Notwithstanding anything herein to the contrary, in the event of a Participant’s termination for Cause, all Restricted Stock or Restricted Stock Units (whether vested or unvested) shall be forfeited in their entirety as of the date of such termination.

7.9 Payment in Consideration of Restricted Stock Units. When and if Restricted Stock Units become payable, a Participant having received the grant of such units shall be entitled to receive payment from the Company in cash, Shares of equivalent value (based on the FMV, as defined in the Award Agreement or otherwise by the Committee), in some combination thereof, or in any other form determined by the Committee at its sole discretion. The Committee’s determination regarding the form of payout shall be set forth or reserved for later determination in the Award Agreement pertaining to the grant of the Restricted Stock Unit.

Article 8. Stock-Based Awards

8.1 Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, or in satisfaction of any obligation of the Company or an Affiliate to a Non-Management Director, as the Committee shall determine. Such Awards may entail the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

8.2 Termination of Directorship. The following rules apply with regard to Stock-Based Awards upon a Participant’s termination as a Non-Management Director:

(i) All unvested Stock-Based Awards granted to a Participant shall become fully vested upon (a) the Participant’s death, Disability or Retirement or (b) a Change of Control subject to Article 15 hereof. In addition, the Committee may accelerate the vesting of any unvested Stock-Based Awards at any time at or after grant in whole or in part, based on such factors, if any, as the Committee shall determine, in its sole discretion.

(ii) Except as otherwise provided herein, Stock-Based Awards that are not vested as of the date of a Participant’s termination for any reason shall terminate and be forfeited in their entirety as of the date of such termination. Notwithstanding the foregoing, the Committee shall be authorized, in its sole discretion, at any time on or prior to the date of the Participant’s termination, to provide, based on such factors as the Committee may determine, in its sole discretion, that any Stock-Based Awards that are not vested as of the date of termination shall thereafter continue to vest in accordance with the original terms set forth in the Award Agreement as if a termination never occurred. Notwithstanding anything herein to the contrary, in the event of a Participant’s termination for Cause, all Stock-Based Awards (whether vested or unvested) shall be forfeited in their entirety as of the date of such termination.

8.3 Nontransferability of Stock-Based Awards. Except for transfers without consideration for which the Committee may provide in a Participant’s Award Agreement or otherwise, each Stock-Based Award granted under the Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement or otherwise by the Committee consistent with this Section 8.3, a Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant.

Article 9. Beneficiary Designation

A Participant’s “beneficiary” is the person or persons entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Participant’s death. To the extent permitted by the Committee in the Award Agreement or otherwise, a Participant may designate a beneficiary or change a previous beneficiary designation at such times prescribed by the Committee by using forms and following procedures approved or accepted by the Committee for that purpose. Except to the extent otherwise determined by the Committee in the Award Agreement or otherwise, if no beneficiary designated by the Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant’s death, the beneficiary shall be the Participant’s estate.

Notwithstanding the provisions above, the Committee may in its discretion, after notifying the affected Participants, modify the foregoing requirements, institute additional requirements for beneficiary designations, or suspend the existing beneficiary designations of living Participants or the process of determining beneficiaries under this Article 9, or both, in favor of another method of determining beneficiaries.

Article 10. Rights of Non-Management Directors

10.1 Directorship. Nothing in the Plan or an Award Agreement shall be construed to confer a right to be elected or to continue to serve as a Director. No Participant shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed to create any obligation on the part of the Board to nominate any of its members for re-election by the Company’s shareholders. Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Board to otherwise remove the Participant from the Board at any time, nor confer upon any Participant a right to remain a member of the Board for any period of time, or at any particular rate of compensation.

10.2 Participation. No Non-Management Director, having received an Award, shall have the right to receive a future Award or (if receiving such a future Award) the right to receive such a future Award on terms and conditions identical or in proportion in any way to any prior Award.

10.3 Rights as a Shareholder. A Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 11. Amendment, Modification, Suspension, and Termination

11.1 Amendment, Modification, Suspension, and Termination. The Committee or Board may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Plan in whole or in part; provided however, that to the extent necessary under any applicable law, regulation or exchange requirement, no amendment shall be effective unless approved by the shareholders of the Company in accordance with applicable law, regulation, or exchange requirement.

11.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (other than those described in Section 4.2 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan.

11.3 Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary, no termination, amendment, suspension, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

Article 12. Withholding

The Company or any Affiliate shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company or any Affiliate, an amount sufficient to satisfy any applicable federal, state, and local taxes, domestic or foreign, that the Company or any Affiliate determines is required by law or regulation to be withheld with respect to any taxable event arising or as a result of this Plan. The Committee may provide for Participants to satisfy withholding requirements by having the Company withhold Shares or the Participant making such other arrangements, in either case on such conditions as the Committee specifies.

Article 13. Successors

Any obligations of the Company under the Plan with respect to Awards granted hereunder, shall be binding on any successor to the Company, respectively, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company, as applicable.

Article 14. General Provisions

14.1 Forfeiture Events. Without limiting in any way the generality of the Committee’s power to specify any terms and conditions of an Award consistent with law, and for greater clarity, the Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award, to the extent consistent with law. If all or any portion of an Award granted under the Plan, or the delivery of Shares pursuant thereto, would fail to comply with applicable law, listing rule or other regulation, such Award may be settled in cash in the sole discretion of the Committee.

14.2 Legend. The certificates for Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

14.3 Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:

(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)	Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

14.4 Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis to the extent not prohibited by applicable law or the rules of any stock exchange.

14.5 Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or an Affiliate may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or an Affiliate and any Participant, beneficiary, legal representative, or any other person. Awards shall be general, unsecured obligations of the Company. To the extent that any individual acquires a right to receive payments from the Company, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to ERISA.

14.6 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award Agreement. In such an instance, unless the Committee determines to round payments up to the nearest whole Share, determines that payment shall be made in cash, or determines otherwise, fractional Shares and any rights thereto shall be forfeited or otherwise eliminated.

14.7 Other Compensation and Benefit Plans. Nothing in this Plan shall be construed to limit the right of the Company or an Affiliate to establish other compensation or benefit plans, programs, policies, or arrangements. Except as may be otherwise specifically stated in any other benefit plan, policy, program, or arrangement, no Award shall be treated as compensation for purposes of calculating a Participant’s rights under any such other plan, policy, program, or arrangement.

14.8 No Constraint on Corporate Action. Nothing in this Plan shall be construed (i) to limit, impair or otherwise affect the Company’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets, or (ii) to limit the right or power of the Company or an Affiliate to take any action which such entity deems to be necessary or appropriate.

14.9 Investment Representations. The Committee may require each Participant receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the Participant is acquiring the Shares for investment and without any present intention to sell or distribute such Shares or make such other representations, warranties, or covenants that the Committee shall determine to be necessary or appropriate to assure that the grant, terms, and/or payment of any Award complies with applicable law.

Article 15. Change of Control

15.1 Alternative Awards. Notwithstanding Section 15.2 below, no cancellation, acceleration of vesting, lapsing of restrictions, payment of Award, cash settlement or other payment shall occur with respect to any Award if the Committee reasonably determines in good faith prior to the occurrence of a Change of Control that such Award shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted Award hereinafter called an “Alternative Award”) by any successor as described in Article 13; provided that any such Alternative Award must:

(a) Be based on stock which is traded on an established U.S. securities market, or that the Committee reasonably believes will be so traded within sixty (60) days after the Change of Control;

(b) Provide such Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment;

(c) Have substantially equivalent economic value to such Award (determined at the time of the Change of Control); and

(d) Have terms and conditions which provide that in the event that the Participant’s service is terminated, any conditions on a Participant’s rights under, or any restrictions on transfer or exercisability applicable to, each such Alternative Award shall be waived or shall lapse, as the case may be.

15.2 Subject to Section 15.1, unless otherwise determined by the Committee (or unless otherwise set forth in an Award Agreement), if a Participant’s service as a Non-Management Director is terminated by the Company or any successor entity thereto on or within one (1) year after a Change of Control, each Award granted to such Participant prior to such Change of Control shall become fully vested (including the lapsing of all restrictions and conditions) and, as applicable, exercisable as of the date of such termination of service, and any shares of Common Stock deliverable pursuant to restricted stock units shall be delivered promptly following such Participant’s termination of service.

Legal Construction

15.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

15.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

15.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Company shall receive the consideration required by law for the issuance of Awards under the Plan.

The inability of the Company or an Affiliate to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15.4 Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.